EX-3.4 5 nutrafuels_ex34.htm CERTIFICATE OF DESIGNATION

EXHIBIT 3.4

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

NUTRAFUELS, INC.

NutraFuels, Inc., a Florida corporation (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the “Board of Directors”) by the provisions of the Articles of Incorporation of the Company (the “Articles of Incorporation”), there is hereby created, out of the 10,000 shares of preferred stock, par value $.001 per share, of the Company authorized in Article IV of the Articles of Incorporation (the “Preferred Stock”), a series of preferred stock consisting of 1000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions, (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualification, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock):

Section 1. Designation of Amount.

The series of Preferred Stock created hereby shall be designated the “Class A Preferred Stock”) and the authorized number of shares constituting such series shall be 1000.

Section 2.  Dividends.

The holders of the then outstanding shares of Series A Preferred Stock will not be entitled to receive any dividends that may be granted by the Company.

Section 3. Liquidation Preference.

In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A Preferred Stock then outstanding shall not be entitled to receive any distribution out of the assets of the Company as a result of their ownership of the Series A Preferred Stock.

Section 4. Voting Rights.

(a)               The holders of the Series A Preferred Stock shall have the following voting rights:

(i)	To vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

(ii)

Each share of Series A Preferred Stock shall have voting rights equal to 500,000 shares of the Company’s Common Stock, providing for the holder of the Series A Preferred Stock to have the voting right of 500,000,000 shares of the Company’s Common Stock;

(iii)	The holder of the Series A Preferred Stock shall be entitled to received notice of any stockholders’ meeting in accordance with the Articles of Incorporation and By-laws of the Company.

For purposes of the voting rights set forth in this Section 4, each one (1) share of Series A Preferred Stock shall entitle the holder thereof to cast 500,000 votes for each whole vote that such holder would be entitled to cast had such share been a share of Common Stock immediately prior to the record date for determining the stockholders of the Company eligible to vote on any such matter.

(b)               So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the written consent or affirmative vote of the holders of 100% of the outstanding shares of the Series A Preferred Stock, (i) amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation, including this Certificate of Designation, or By-laws of the Company or any provisions thereof (including the adoption of a new provision thereof), (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock. The vote of the holders of at least one-hundred percent of the outstanding Series A Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provisions of this Resolution, in addition to any other vote of stockholders required by law.

Section 5. Conversion Rights.

The Series A Preferred Stock will not be convertible into shares of Common Stock or any other shares of the Company.

Section 6. Holder, Non-Transferable, Redemption.

1,000 shares of the Series A Preferred Stock is hereby granted to Edgar Ward (the “Holder”). The Company shall redeem the Series A Preferred Stock in whole, but not in part, at the option of the Holder, for $1,000.

 2